Exhibit 99.31

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”), is entered into on August 21, 2007 between Levine Leichtman Capital Partners II, L.P., a California limited partnership, as seller (the “Seller”), and Consumer Portfolio Services, Inc., a California corporation, as purchaser (the “Issuer”).

Recitals:

Seller and Issuer are parties to a Third Amended and Restated Securities Purchase Agreement dated as of January 29, 2004 (such agreement, as amended, the “3rd SPA”), and to certain other agreements defined in the 3rd SPA as “Related Agreements.”

Pursuant to the 3rd SPA and its predecessor agreements, Seller purchased directly from Issuer certain debt securities (“Term Notes”) issued by Issuer. Pursuant to certain of the Related Agreements, Seller purchased directly from Issuer (i) 4,552,500 shares of the common stock, no par value, of the Issuer. (“Common Stock”) and (ii) a warrant to purchase 1,000 shares of Common Stock (the “Warrant”).

The indebtedness represented by the Term Notes has been paid in full. Seller continues to hold the Warrant and certain of such shares of Common Stock.

Seller wishes to sell to Issuer, and Issuer wishes to buy from Seller, 1,500,000 shares of Common Stock and the Warrant. Such 1,500,000 shares of Common Stock and the Warrant are referred to in this Agreement collectively as the “Shares.”

The Related Agreements granted to Seller certain rights related to the management and direction of the Issuer.

Upon the purchase and sale of the Shares, Issuer and Seller wish to terminate any remaining rights and obligations under the 3rd SPA and the Related Agreements, except to the extent otherwise provided in this Agreement.

NOW, THEREFORE, the parties hereby agree as follows:

Section 1. Definitions.

Capitalized terms used in this Agreement and not otherwise defined shall have the meanings given to such terms in the 3rd SPA.

Section 2. Sale and Transfer of Shares.

On the Closing Date, as defined below, the Seller shall sell, assign, transfer and deliver the Shares to the Issuer, and the Issuer shall purchase the Shares from the Seller. The purchase price for the Shares and the Warrant is FIVE DOLLARS PER SHARE (a total of $7,504,990, which reflects the deduction of the aggregate exercise price of the Warrant). The Issuer shall pay the purchase price to the Seller on the Closing Date by wire transfer to a domestic bank account designated by Seller.

Section 3. Representations and Warranties of Seller

Seller represents and warrants to the Issuer as follows:

(a) Seller is the sole record and beneficial owner of the Shares, free and clear of all liens, claims, charges, security interests and encumbrances whatsoever.

(b) The execution and delivery of this Agreement by the Seller, and the performance of its obligations hereunder, (i) have been authorized by all necessary partnership action on the part of the Seller, (i) do not conflict with the partnership agreement of the Seller, (iii) do not cause the Seller to be in breach of, and will not accelerate or permit the acceleration of the performance required by, any agreement to which it is a party or by which or any of its properties is bound, and (iv) do not violate any law applicable to Seller.

(c) This Agreement is enforceable against the Seller in accordance with its terms except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally and general principles of equity.

Section 4. Representations and Warranties of the Issuer.

The Issuer represents and warrants to the Seller as follows:

(a) The Issuer’s execution and delivery of this Agreement and the performance of its obligations hereunder, (i) have been authorized by all necessary corporate action on the part of the Issuer, (ii) do not conflict with the charter or bylaws of the Issuer, (iii) do not cause the Issuer to be in breach of, and will not accelerate or permit the acceleration of the performance required by any agreement to which it is a party or by which or any of its properties is bound, and (iv) do not violate any law.

(b) Without limiting the generality of the foregoing, the distribution represented by Issuer’s payment of the purchase price of the Shares (i) is permitted by subdivision (a) of Section 500 of the Corporations Code, (ii) is not prohibited by Section 501 of the Corporations Code, and (iii) is authorized by a resolution of the board of directors of the Issuer duly adopted on July 30, 2007, which resolution has not been modified or repealed and remains in effect.

(c) Immediately after payment of the purchase price of the Shares, Issuer will be able to pay its obligations as they come due, and Issuer will not be left with unreasonably small capital.

(d) Within 3 business days after the Closing Date, the Issuer shall reissue stock certificate(s) to Seller representing all of Seller’s remaining shares of Common Stock. Such reissued certificates will carry no legend or restriction set forth thereon, if and to the extent that the Issuer receives an opinion of Seller’s counsel, addressed and delivered to Issuer (and reasonably acceptable to the Issuer), that Seller is not an “affiliate” of the Issuer.

(e) This Agreement is enforceable against the Issuer in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally and general principles of equity.

Section 5. Releases

Effective on the Closing Date, the Seller, on behalf of itself and its partners, Affiliates, subsidiaries, officers, employees, trustees, administrators, custodians, successors and assigns (collectively with the Seller, the “Seller Releasing Parties”), does hereby fully and irrevocably release, dismiss on the merits and forever discharge any and all claims, actions, causes of action, suits, debts, obligations, liabilities and demands whatsoever, in law or in equity, whether presently known or unknown, accrued or not accrued, foreseen or unforeseen, suspected or unsuspected, which the Seller Releasing Parties (or any of them) ever had, now have or may hereafter have against the Issuer and/or any of its current or former direct or indirect affiliates, officers, directors, employees, members, managers, attorneys, subsidiaries, shareholders, administrators, successors and assigns (collectively with the Issuer, the “Issuer Released Parties”), by reason of any matter, cause or thing whatsoever from the beginning of time to and including the Closing Date, including, without limitation, any matter, cause or thing that is based upon, arises out of or relates in any way to (a) the 3rd SPA, any Related Agreement or any agreements, instruments and other documents related thereto or executed or delivered in connection therewith, or (b) the performance of Issuer’s obligations thereunder; provided, however, that the obligations of Issuer set forth in this Agreement (including without limitation Section 6(b) hereof and the agreements referenced therein are not so released.

The Seller, on behalf of itself and each other Seller Releasing Party, acknowledges that it has had the benefit of counsel, has been advised of and understands, and hereby knowingly and specifically waives, the provisions of Section 1542 of the California Civil Code (and any similar statute, code, law or regulation of any state in the United States), to the fullest extent that they may waive such rights and benefits. California

Civil Code Section 1542 provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

(b) Effective on the Closing Date, the Issuer, on behalf of itself and its partners, Affiliates, subsidiaries, officers, employees, trustees, administrators, custodians, successors, and assigns (collectively with the Seller, the “Issuer Releasing Parties”), does hereby fully and irrevocably release, dismiss on the merits and forever discharge any and all claims, actions, causes of action, suits, debts, obligations, liabilities and demands whatsoever, in law or in equity, whether presently known or unknown, accrued or not accrued, foreseen or unforeseen, suspected or unsuspected, which the Issuer Releasing Parties (or any of them) ever had, now have or may hereafter have against the Seller, Levine Leichtman Capital Partners, Inc. and/or any of its current or former direct or indirect affiliates, partners (limited and general), officers, directors, employees, members, managers, attorneys, subsidiaries, investment funds, shareholders, administrators, successors and assigns (collectively with the Seller, the “Seller Released Parties”), by reason of any matter, cause or thing whatsoever from the beginning of time to and including the Closing Date, including without limitation, any matter, cause or thing that is based upon, arises out of or relates in any way to the 3rd SPA, any Related Agreement or any agreements, instruments and other documents related thereto or executed or delivered in connection therewith provided, however, that the obligations of Seller set forth in this Agreement hereof are not so released.

The Issuer, on behalf of itself and each other Issuer Releasing Party, acknowledges that it has had the benefit of counsel, has been advised of and understands, and hereby knowingly and specifically waives, the provisions of Section 1542 of the California Civil Code (and any similar statute, code, law or regulation of any state in the United States), to the fullest extent that they may waive such rights and benefits, California Civil Code Section 1542 provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Section 6. Termination of Related Agreements

(a) Effective on the Closing Date, and except as set forth in subdivision (b) of this Section 6, every obligation of the Issuer and/or any of its current or former direct or indirect affiliates, officers, directors, employees, members, managers, attorneys, consultants, subsidiaries, shareholders, administrators, representatives, agents, successors and assigns under the 3rd SPA and/or any of the Related Agreements is released and discharged.

(b) Notwithstanding the provisions of Section 5 and Section 6(a), the following are not released, terminated, nor discharged, and shall remain in full force and effect:

(i) the Amended and Restated Registration Rights Agreement;

(ii) the indemnification obligations set forth in Article IX of the 3rd SPA; and

(iii) the indemnification obligations set forth in Section 1.6 of the Second Amended and Restated Investor Rights Agreement dated March 8, 2002.

Section 7. Closing.

The closing of the purchase and sale of the Shares pursuant to this Agreement shall take place on August 23, 2007 (the “Closing Date”). On the Closing Date, the following deliveries shall occur:

(a)	The Issuer shall deliver to Seller (i) a copy of the resolution adopted by the Issuer’s board of directors approving the transactions contemplated hereby, together with an officer’s certificate certifying that such resolution is in full force and effect, and (ii) an officer’s certificate certifying that the representations and warranties of the Issuer set forth in Section 3 are true as of the Closing Date.

(b)	The Issuer shall deliver to the Seller the aggregate purchase price required by Section 2.

(c)	Seller shall deliver to Issuer or its designee the original certificates representing the Shares, duly endorsed in favor of the Issuer or accompanied by assignments in blank duly executed by Seller.

(d)	Seller shall deliver to Issuer or its designee a general partner’s certificate certifying that the representations set forth in Section 3 are true as of the Closing Date.

Section 8. Miscellaneous.

This Agreement (i) contains the entire understanding of the parties with respect to the purchase and sale of the Shares and the termination of the 3rd SPA and Related Agreements (in each case except as provided in Section 6(b) hereof); (ii) supersedes all prior agreements and understandings, if any, with respect to such subject matter; (iii) may be amended only in writing signed by the Issuer and the Seller; (iv) shall inure to the benefit of and be enforceable by the Issuer Released Parties and Seller Released Parties; (v) shall be governed and construed in accordance with the internal laws of the State of California without regard to its principles of conflicts of laws; and (vi) may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which taken further shall constitute one and the same instrument. The officers of parties executing this agreement, by their signatures, represent and warrant that they are duly authorized to execute and deliver this agreement on behalf of such parties. The representations and warranties of the parties shall survive the closing of the transactions described in this Agreement.

IN WITNESS WHEREOF, the parties have signed this Agreement as of the date first above written.

LEVINE LEICHTMAN CAPITAL PARTNERS II, L.P.	CONSUMER PORTFOLIO SERVICES, INC.

By: LLCP California Equity Partners II, L.P., a California limited partnership, its General Partner
By: Levine Leichtman Capital Partners, Inc., a California corporation, its General Partner
By: its officers	By: its officers

/s/ Steve Hartman	/s/ Robert Riedl
Name: Steve Hartman Title: Vice President	Name: Robert Riedl Title: Sr Vice President

/s/ Steve Hogan	/s/ Mark Creatura
Name: Steve Hogan Title: Chief Financial Officer	Name: Mark Creatura Title: Secretary